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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

                                                                    For the Year Ended December 31,
                                                        2000             1999            1998           1997
                                                       -------         -------         -------         -------

Loss before income tax benefit, minority
     interest and extraordinary loss                   (71,873)        (42,096)        (23,515)        (20,936)

Fixed Charges:

     Interest expense                                   55,743          31,201          20,688          20,759

     Interest portion of rental expense                  1,627             893             514             464

     Dividends on unconsolidated subsidiary                 --              --              67             101
                                                       -------         -------         -------         -------
Earnings                                               (14,503)        (10,002)         (2,246)            388
                                                       =======         =======         =======         =======

Fixed charges:

     Interest expense                                   55,743          31,201          20,688          20,759

     Interest portion of rental expense                  1,627             893             514             464

     Dividends on unconsolidated subsidiary                 --              --              67             101
                                                       -------         -------         -------         -------
Total fixed charges                                     57,370          32,094          21,269          21,324
                                                       =======         =======         =======         =======

Ratio of earnings to fixed charges                         n/a             n/a             n/a             n/a

Earnings inadequate to cover fixed charges:

          Total fixed charges                           57,370          32,094          21,269          21,324
          Earnings                                     (14,503)        (10,002)         (2,246)            388
                                                       -------         -------         -------         -------
          Deficency of earnings to fixed charges       (71,873)        (42,096)        (23,515)        (20,936)
                                                       =======         =======         =======         =======

Lease expense per AFS                                    4,068           2,233           1,285           1,160
Estimated interest %                                        40%             40%             40%             40%
Estimated interest portion of expense                    1,627             893             514             464
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